Jeffrey Anthony Chau
9D, 111 Mount Butler Road
Jardine's Lockout, Hong Kong

November 1, 2021

JAAG Uniform Limited
Room 301K, 3/F, Lai Cheong Factory Bldg.
479 Castle Peak Road, Cheung Sha Wan
Kowloon, Hong Kong

Dear Sirs:

Re: JAAG Uniform Limited

We are hereby submitting a proposal for providing consulting services to JAAG Uniform Limited starting from Nov. 1, 2021. The services provided include the following:

- Overseeing the operations of the company;
- Liaison with suppliers and customers; and
- Assisting in marketing.

The monthly fee for providing the above services is HK$5,000.00 or such other amount approved by the management of the company, payable upon receipt of invoice. This engagement can be terminated any time by either party with one month written notice.

Trust you are in agreement with the above proposal. Feel free to contact me if there's any question.

Regards,

Jeffrey Anthony Chau

Accepted by:

JAAG Uniform Limited

Per: ____________________